EXHIBIT 99.1

Profound Medical Further Strengthens Executive Leadership Team with Appointment of Richard Fabian as President

TORONTO, Sept. 01, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets innovative interventional MRI (iMRI) procedures, today announced the appointment of Richard Fabian as its new President, effective immediately. Mr. Fabian succeeds Mathieu Burtnyk, PhD, who has shifted to the newly created position of Chief Technology Officer.

Mr. Fabian has an accomplished history of sales, marketing, operations, general and executive management success within the global healthcare industry, specifically in the medical imaging and medical device spaces. In a career spanning more than 29 years, he most recently served as Chief Executive Officer of FUJIFILM Sonosite, Inc. (“Sonosite”), an innovator and leader in point-of-care ultrasound. Before joining Sonosite in 2017, Mr. Fabian served in a variety of roles with Philips Healthcare (“Philips”), the primary healthcare and medical technology business segment and division of NYSE/AEX-listed Royal Philips. Starting in 2002 as a Senior Director in the Cardiovascular X-ray Business Unit, North America, he progressed to lead in several executive roles in sales, marketing, and global general management. Earlier in his career, Mr. Fabian was VP, Sales at Noetix Corporation (now Magnitude Angles) and VP, Operations at STERIS Corporation. Mr. Fabian received a Bachelor of Economics degree from the University of Michigan, where he was a two-time letterman on the varsity swim team, and a Master of Business Administration from the University of Pittsburgh Joseph M. Katz Graduate School of Business.

“I am excited that we were able to recruit a medical device executive of Rich’s caliber to this key position,” said Arun Menawat, Profound’s CEO and Chairman. “Rich is a seasoned leader with a strong track record of delivering profitable growth to both established and emerging healthcare businesses. I have tremendous confidence in his ability to help us sharpen our overall execution. At the same time, I am pleased that our continuing clinical innovation and development will be in the capable hands of Mathieu, the inventor of the patented closed-loop temperature feedback control algorithm used by TULSA-PRO®, as well as the executive who has led the scientific design and execution of all of our clinical studies for the technology, including the ongoing Level 1 post-market CAPTAIN randomized controlled trial.”

“I am incredibly energized to join Profound at such a transformative time in the evolutions of both robotic and incisionless surgeries,” commented Mr. Fabian. “By combining the unrivalled precision and patient-centered customization enabled by real-time MRI guidance and thermometry, artificial intelligence, and supervised autonomous robotics, Profound is truly changing the paradigm for patients facing prostate disease and other conditions - proving that effective treatment no longer requires compromising a patient's quality of life. I am honored to be part of a team that is actively replacing uncertainty with clarity and expanding the boundaries of modern medicine."

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI (iMRI) procedures. The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate ablation. Physicians use the TULSA Procedure™ to see, ablate, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care using prostate tissue ablation, while minimizing the potential of the side effects that are typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared by the FDA in the United States for transurethral ultrasound ablation (TULSA) of prostate tissue. In addition, TULSA-PRO is cleared for use in various jurisdictions including Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE. Sonalleve is approved by the FDA as HDE in the United States for the treatment of osteoid osteomas in the extremities. Sonalleve is also cleared or approved in the Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technologies for disease conditions requiring MR-Guided ablation procedures for prostate, uterine fibroids, adenomyosis, palliative pain treatment, desmoid tumors, and osteoid osteoma; Profound’s expectations for future revenues/financial results; and the success of Profound’s commercialization strategy and activities for TULSA-PRO® and Sonalleve®. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.com and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Susan Thomas
Public Relations
sthomas@profoundmedical.com
T: 619.540.9195